EXHIBIT 4.39

BROKER-DEALER AGREEMENT

among

THE BANK OF NEW YORK,

as Auction Agent,

CITIGROUP GLOBAL MARKETS INC.,

as Broker-Dealer

and

EL PASO ELECTRIC COMPANY,

as Borrower

Dated as of August 1, 2005

relating to

$63,500,000

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series B

(El Paso Electric Company Palo Verde Project)

and

$37,100,000

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series C

(El Paso Electric Company Palo Verde Project)

TABLE OF CONTENTS

Section 1.	Definitions and Rules of Construction	1

1.1	Terms Defined by Reference	1

1.2	Terms Defined Herein	1

1.3	Rules of Construction	2

Section 2.	The Auction	3

2.1	Auction Procedures and Settlement Procedures	3

2.2	Preparation for Each Auction	3

2.3	Auction Schedule	4

2.4	Notices	5

2.5	Broker-Dealer Fee to Be Paid to Citigroup	5

2.6	Settlement	6

2.7	Submission Processing Representation	6

Section 3.	The Auction Agent	6

3.1	Duties and Responsibilities	6

3.2	Rights of the Auction Agent	7

Section 4.	Miscellaneous	8

4.1	Termination	8

4.2	Indemnification and Contribution	8

4.3	Participant	10

4.4	Communications	10

4.5	Benefits	12

4.6	Amendment; Waiver	12

4.7	Successors and Assigns	12

4.8	Severability	12

4.9	Execution in Counterparts	12

4.10	Disclosure	12

4.11	Entire Agreement	13

Section 5.	Governing Law	13

Exhibit A	Settlement Procedures	A-1
Exhibit B	Notice of Transfer	B-1
Exhibit C	Notice of Failure to Deliver	C-1
Exhibit D	Form of Submission Processing Representation	D-1

-i-

BROKER-DEALER AGREEMENT

This BROKER-DEALER AGREEMENT dated as of August 1, 2005 (the “Agreement”) among THE BANK OF NEW YORK, as auction agent (together with its successors and assigns, the “Auction Agent”), CITIGROUP GLOBAL MARKETS INC. (together with its successor and assigns, hereinafter referred to as “Citigroup”) and El Paso Electric Company (the “Borrower”).

WHEREAS, Maricopa County, Arizona Pollution Control Corporation (the “Issuer”) proposes to cause or has caused Union Bank of California, N.A., as trustee (the “Trustee”) to authenticate and deliver $63,500,000 aggregate principal amount of its Pollution Control Refunding Revenue Bonds, 2005 Series B (El Paso Electric Company Palo Verde Project) and $37,100,000 aggregate principal amount of its Pollution Control Refunding Revenue Bonds, 2005 Series C (El Paso Electric Company Palo Verde Project) (collectively, the “Series ARS”) pursuant to separate Indentures of Trust, each dated as of July 1, 2005 (as from time to time in effect, each, a “Trust Indenture” and collectively, the “Trust Indentures”), each between the Issuer and the Trustee.

WHEREAS, each Trust Indenture provides that the interest rate with respect to the Series ARS for each Auction Period after the initial ARS Interest Period shall, except under certain conditions, equal the rate per annum that the Auction Agent advises results from implementation of the Auction Procedures (the “Auction Rate”).

WHEREAS, Citigroup is an Authorized Broker-Dealer listed in the Auction Agent Agreement, and the Auction Agent is entering into this Agreement pursuant to Section 2.06 of the Auction Agent Agreement.

WHEREAS, the Auction Procedures require the participation of one or more Broker-Dealers.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Auction Agent, as agent of the Trustee, and Citigroup agree as follows:

Section 1. Definitions and Rules of Construction.

1.1 Terms Defined by Reference. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in each Trust Indenture, including applicable Exhibit B thereto, or the Auction Agent Agreement.

1.2 Terms Defined Herein. As used herein and in each Appendix hereto, the following terms shall have the following meanings, unless the context otherwise requires:

“ARS Beneficial Owner” shall mean the Person who is the beneficial owner of Series ARS according to the records of (i) a Securities Depository while the Series ARS are in book-entry form or (ii) the Trustee while the Series ARS are not in book-entry form.

“Auction” shall have the meaning specified in Section 2.1 hereof.

“Auction Agent Agreement” shall mean the Auction Agent Agreement, dated as of August 1, 2005, by and among the Borrower, the Trustee and the Auction Agent relating to the Series ARS.

“Auction Procedures” shall mean the provisions that are set forth in Exhibit B of each Trust Indenture.

“Authorized Officer” shall mean each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust Department and every other officer or employee of the Auction Agent designated as an “Authorized Officer” for purposes of this Agreement in a written communication to Citigroup.

“Citigroup Officer” shall mean each officer or employee of Citigroup designated as a “Citigroup Officer” for purposes of this Agreement in a written communication to the Auction Agent.

“Notice of Failure to Deliver” shall mean a notice substantially in the form of Exhibit C hereto.

“Notice of Transfer” shall mean a notice substantially in the form of Exhibit B hereto.

“Order Form” shall mean the form to be submitted by any Broker-Dealer on any Auction Date.

“Participant” shall mean, with respect to DTC or another Securities Depository, a member of, or participant in, DTC or such other Securities Depository, respectively.

“Settlement Procedures” shall mean the Settlement Procedures attached hereto as Exhibit A.

“Submission Processing Deadline” shall mean the earlier of (i) 40 minutes after the Submission Deadline and (ii) the time when the Auction Agent begins to disseminate the results of the Auction to the Broker-Dealers.

“Submission Processing Representation” is defined in Series B and Series C Indentures and shall be submitted to the Auction Agent whenever Broker-Dealer implements a Submission Processing Deadline in the form attached hereto as Exhibit D.

1.3 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

(a) Words importing the singular number shall include the plural number and vice versa.

The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

The words “hereof,” “herein,” “hereto,” and other words of similar import refer to this Agreement as a whole.

All references herein to a particular time of day shall be to New York City time.

Section 2. The Auction.

2.1 Auction Procedures and Settlement Procedures.

(a) On each Auction Date, the provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable ARS Rate for the next Auction Period. Each periodic implementation of such procedures is hereinafter referred to as an “Auction.”

(b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were fully set forth herein.

(c) Citigroup agrees to act as, and assumes the obligations of and limitations and restrictions placed upon, a Broker-Dealer under each Trust Indenture and as otherwise set forth in this Agreement.

(d) Citigroup and other Broker-Dealers may participate in Auctions for their own accounts. The Auction Agent shall have no duty or liability with respect to monitoring compliance with the provisions of this subsection (d).

2.2 Preparation for Each Auction.

(a) Not later than 9:30 a.m., New York City time, on each Auction Date for the Series ARS, the Auction Agent shall advise Citigroup by telephone or other electronic communication acceptable to the parties of the All-Hold Rate and the Index used in determining such rate.

(b) In the event the Auction Date for any Auction shall be changed after the Auction Agent has given notice of such Auction Date pursuant to clause (vii) of paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to Citigroup not later than the earlier of 9:15 a.m., New York City time, on the new Auction Date and 9:15 a.m., New York City time, on the old Auction Date. Thereafter, Citigroup shall use its best efforts to promptly notify its customers who are Existing Owners of such change in the Auction Date.

(c) The Auction Agent may, but shall have no duty to, request, from time to time, Citigroup to provide it with the number of its customers Citigroup believes are Existing Owners and the aggregate amount held by Citigroup. Citigroup shall comply with any such request, and the Auction Agent shall keep confidential any such information, including information received as to the identity of Bidders in any Auction, and shall not disclose any such information so provided to any person other than the Trustee, the Issuer, the Borrower and Citigroup, provided that the Auction Agent reserves the right to disclose any such information if (i) it is ordered to do so by a court or regulatory judicial or quasi-judicial agency or authority, or (ii) it is advised by its counsel that its failure to do so would be unlawful or would impose upon it any actual or potential loss, claim, damage, liability, or expense for which it has not received indemnity satisfactory to it.

2.3 Auction Schedule. (a) The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Trustee and the Broker-Dealers, which consent shall not be unreasonably withheld or delayed. The Auction Agent shall give notice pursuant to Section 4.3 hereof of any such change to each Broker-Dealer. Such notice shall be given prior to the first Auction Date on which any such change shall be effective. Notwithstanding the foregoing, the Auction Agent will follow the Bond Market Association’s Market Practice Recommendation for shortened trading days for the bond markets (the “BMA Recommendation”) unless the Auction Agent is instructed otherwise. In the event of a BMA Recommendation on an Auction Date, the Submission Deadline shall be 11:30 a.m. instead of 1:00 p.m., and as a result the notices set forth in Section 2.4 hereof will occur earlier.

By 9:00 a.m.	The Auction Agent determines the All-Hold Rate and the Index.

By 9:30 a.m.	The Auction Agent advises the Trustee and the Broker-Dealers of the All-Hold Rate and the Index, as set forth in Section 2.2(a) hereof.

9:30 a.m.-l:00 p.m.	The Auction Agent assembles information (the “Bid Information”) communicated to it by Broker-Dealers as provided in Section 1.02(a) of the Auction Procedures. The submission deadline (the “Submission Deadline”) is 1:00 p.m., New York City time; provided, however, that the Auction Agent shall be entitled to accept an Order from any Broker-Dealer following the Submission Deadline (but in any event prior to the communication of Auction results as provided below), so long as the Order from such Broker-Dealer is accompanied by a Submission Processing Representation as defined in Section 2.07.

Not earlier than 1:00 p.m.	The Auction Agent makes the determination pursuant to Section 1.03(b) of the Auction Procedures.

By approximately 3:00 p.m.	The Auction Agent advises the Trustee and the Broker-Dealers of the Auction Rate for the next Auction Period and the results of the Auction as provided in Section 1.05(a) of the Auction Procedures. Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and principal amount of Series ARS is allocated as provided in Section 1.04 of the Auction Procedures. The Auction Agent gives notice of Auction results as set forth in paragraph (a) of the Settlement Procedures.

(b) In each Auction in which Citigroup submits one or more Orders, Citigroup may aggregate the Orders of different Potential Owners or Existing Owners on whose behalf Citigroup is submitting Orders; provided, however, Bids may only be aggregated if the interest rates on the Bids are the same when rounded pursuant to the provisions of the Auction Procedures. Notwithstanding the foregoing, the Auction Agent may at any time request that such Orders be separate for each different Potential Owner or Existing Owner. Each Order shall be in writing.

(c) Citigroup shall deliver to the Auction Agent (i) a Notice of Transfer in writing of any transfer of Series ARS made through Citigroup by an Existing Owner to another person other than pursuant to an Auction, and (ii) a Notice of a Failure to Deliver in writing of the failure of any Series ARS to be transferred to or by any person that purchased or sold Series ARS through Citigroup pursuant to an Auction. The Auction Agent is not required to accept any notice delivered pursuant to the terms of the foregoing sentence with respect to an Auction unless it is received by the Auction Agent by 3:00 p.m., New York City time, on the Business Day next preceding the applicable Auction Date.

(d) Citigroup and other Broker-Dealers may submit Orders in Auctions for their own accounts; provided, however, that any Broker-Dealer that is an affiliate of the Issuer or of the Borrower must submit at the next Auction therefor a Sell Order covering all Series ARS held for its own account. The Auction Agent shall have no duty or liability with respect to monitoring or enforcing compliance with the requirements of this subsection (d).

(e) Citigroup agrees to handle its customers’ Orders in accordance with its duties under applicable securities laws and rules.

2.4 Notices.

(a) On each Auction Date, the Auction Agent shall notify Citigroup by telephone or other electronic communication acceptable to the parties of the results of the Auction as set forth in paragraph (a) of the Settlement Procedures. The Auction Agent shall notify Citigroup in writing of the disposition of all Orders submitted by Citigroup in the Auction held on such Auction Date by 10:30 a.m., New York City time, on the Business Day next succeeding such Auction Date if previously requested by Citigroup.

(b) Citigroup shall notify each Existing Owner or Potential Owner on whose behalf Citigroup has submitted an Order as set forth in paragraph (b) of the Settlement Procedures and take such other action as is required by Citigroup pursuant to the Settlement Procedures.

(c) The Auction Agent shall deliver to Citigroup all notices and certificates which the Auction Agent is required to deliver to Citigroup pursuant to Article II of the Auction Agent Agreement after receipt of such notices and certificates at the times and in the manner set forth in the Auction Agent Agreement.

(d) If any Auction Bonds are to be redeemed and those Bonds are held by a Securities Depository, the Borrower shall include in the notice of the call for redemption delivered to the Securities Depository (i) a date placed under an item entitled “Publication Date for Securities Depository Purposes” and such date shall be three Business Days after the Auction Date immediately preceding such redemption date and (ii) an instruction to Securities Depository to (x) determine on such Publication Date after the Auction held on the immediately preceding Auction Date has settled, the Participants whose Securities Depository positions will be redeemed and the principal amount of such Auction Bonds to be redeemed from each such position (the “Securities Depository Redemption Information”), and (y) notify the Auction Agent immediately after such determination of the positions of the Participants in such Auction Bonds immediately prior to such Auction settlement, the position of the Participants in such Auction Bonds immediately following such auction settlement, and the Securities Depository Redemption Information.

2.5 Broker-Dealer Fee to Be Paid to Citigroup. On the first ARS Interest Payment Date and each ARS Interest Payment Date immediately following an Auction Date, the Auction Agent shall pay to Citigroup from moneys received from the Borrower pursuant to Section 3.05 of the Auction Agent Agreement an amount equal to the product of (i) 0.25 of 1% per annum, multiplied by (ii) (A) in the case of the first ARS Interest Payment Date, the aggregate principal amount of Series ARS placed by Citigroup on the Closing Date or (B) in the case of each ARS Interest Payment Date immediately following an Auction Date, for the period just elapsed, the sum of (x) the aggregate principal amount of the Series ARS placed by Citigroup in such Auction that were (1) the subject of Submitted Bids of Existing Owners submitted by Citigroup and continued to be held as a result of such submission and (2) the subject of Submitted Bids of Potential Owners submitted by Citigroup and purchased as a result of such submission and (y) the aggregate principal amount of the Series ARS subject to valid Hold Orders (determined in accordance with each Trust Indenture) that were acquired by such Existing Owners through Citigroup, or (C) if an Auction was not held on such Auction Date, the aggregate principal amount of the Series ARS that were acquired by Existing Owners through Citigroup, multiplied by (iii) the number of days in such ARS Interest Period divided by (iv) 360. For purposes of subclauses (ii)(B)(x)(1) and (ii)(B)(y) of the foregoing sentence, if any Existing Owner who acquired Series ARS through Citigroup transfers those Series ARS to another person other than pursuant to an Auction, then the Broker-Dealer for the Series ARS so transferred shall continue to be Citigroup; provided, however, that if the transfer was effected by, or if the transferee is a Broker-Dealer other than Citigroup, then such Broker-Dealer shall be the Broker-Dealer for such Series ARS.

2.6 Settlement.

(a) If any Existing Owner on whose behalf Citigroup has submitted a Bid or Sell Order for Series ARS that was accepted in whole or in part fails to instruct its Participant to deliver the Series ARS subject to such Bid or Sell Order against payment therefor, Citigroup shall instruct such Participant to deliver such Series ARS against payment therefor and Citigroup may deliver to the Potential Owner on whose behalf Citigroup submitted a Bid that was accepted in whole or in part, a principal amount of the Series ARS that is less than the principal amount of the Series ARS specified in such Bid to be purchased by such Potential Owner. Notwithstanding the foregoing terms of this Section, any delivery or nondelivery of Series ARS which represents any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section 2.3(b) hereof. The Auction Agent shall have no duty or liability with respect to enforcement of this subsection (a).

(b) None of the Auction Agent, the Trustee, the Broker-Dealers, Borrower or the Issuer shall have any responsibility or liability with respect to the failure of an Existing Owner, a Potential Owner or its respective Participant to deliver Series ARS or to pay for Series ARS sold or purchased pursuant to the Auction Procedures or otherwise.

2.7 Submission Processing Representation. Broker-Dealers may submit an Order after the Submission Deadline and prior to the Submission Processing Deadline if the Order was (i) received by the Broker-Dealer from Existing Owners or Potential Owners prior to the Submission Deadline or (ii) initiated internally by the Broker-Dealer for its own account prior to the Submission Deadline. Each Order submitted to the Auction Agent after the Submission Deadline and prior to the Submission Processing Deadline shall constitute a representation by the Broker-Dealer that such Order was (i) received from an Existing Owner or Potential Owner prior to the Submission Deadline or (ii) initiated internally by the Broker-Dealer for its own account prior to the Submission Deadline (the “Submission Processing Representation”), and shall be accompanied by a written statement in the form of Exhibit D annexed hereto.

Section 3. The Auction Agent.

3.1 Duties and Responsibilities.

(a) The Auction Agent is acting solely as a non-fiduciary agent for the Trustee hereunder and owes no duties to any other person by reason of this Agreement.

(b) The Auction Agent undertakes hereunder to perform such duties and only such duties as are specifically set forth in the Auction Agent Agreement or herein or expressly incorporated in the Auction Agent Agreement or herein by reference against the Auction Agent and no implied covenants or obligations shall be read into this Agreement by means of the provisions of each Trust Indenture or otherwise against the Auction Agent.

(c) In the absence of willful misconduct or gross negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining (or failing to ascertain) the pertinent facts.

3.2 Rights of the Auction Agent.

(a) The Auction Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any communication authorized by this Agreement and upon any written instruction, notice, request, direction, consent, report, certificate or other instrument, paper, document or communication reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting or refraining from acting upon any telephone communication authorized by this Agreement which the Auction Agent believes in good faith to have been given by the Trustee or by a Broker-Dealer. The Auction Agent may record telephone communications with the Broker-Dealers, and Citigroup may record telephone communications with the Auction Agent.

(b) The Auction Agent may consult with counsel of its own choice, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

(d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

(e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; acts of terrorism; epidemics; riots; interruptions, loss or malfunctions or utilities; communications or computer (hardware or software) services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(f) The Auction Agent makes no representations as to and shall have no liability with respect to the correctness of the recitals in, or the validity, accuracy or adequacy of this Agreement, any offering material used in connection with the offer and sale of the Series ARS or any other agreement or instrument executed in connection with the transactions contemplated herein.

Section 4. Miscellaneous.

4.1 Termination. Citigroup may resign at any time, upon at least (30) Business Days notice to the other parties hereto; provided, however, that Citigroup may resign immediately if (a) it determines, in its reasonable judgment, that for any reason, including, without limitation, (i) a pending or proposed change in applicable tax laws, (ii) a material adverse change in the financial condition of the Borrower, (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis, (iv) a down-grading of the Series ARS or (v) an imposition of material restrictions on the Series ARS or similar obligations, it is not advisable to attempt to auction the Series ARS, or (b) a Disclosure Statement, as hereinafter defined, is necessary or desirable pursuant to Section 4.10(b) hereof and the Borrower fails to provide Citigroup with a Disclosure Statement reasonably satisfactory to Citigroup and its counsel. The Auction Agent at the written direction of the Borrower shall terminate this Broker-Dealer Agreement at any time on at least five (5) Business Days notice to the other parties hereto. This Broker-Dealer Agreement shall terminate on termination of the Auction Agent Agreement.

4.2 Indemnification and Contribution.

(a) The Borrower agrees to indemnify and hold harmless Citigroup, the directors, officers, employees and agents of Citigroup and each person who controls Citigroup within the meaning of either the Securities Act of 1933 (the “Securities Act”) or the Exchange Act of 1934 (the “Exchange Act”) against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Official Statement relating to the Series ARS dated July 25, 2005 (the “Official Statement”) or a Disclosure Statement (or in any supplement or amendment thereto), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Borrower will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Official Statement or Disclosure Statement, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Borrower by or on behalf of Citigroup specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Borrower may otherwise have.

(b) Citigroup agrees to indemnify and hold harmless the Borrower, each of its official, directors, officers and employees, and each person who controls the Borrower within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Borrower to Citigroup, but only with reference to written information relating to Citigroup furnished to the Borrower by Citigroup specifically for inclusion in the Official Statement or Disclosure Statement (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability which Citigroup may otherwise have. The Borrower acknowledges that (i) the statements set forth in the last sentence of the last paragraph of the cover page regarding the delivery of the Series ARS and (ii) the legend in block capital letters concerning overallotment and stabilization in the Official Statement and the Disclosure Statement constitute the only information furnished in writing by or on behalf of Citigroup for inclusion in the Official Statement or Disclosure Statement (or in any amendment or supplement thereto).

(c) Promptly after receipt by an indemnified party under this Section 4.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 4.2, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 4.2 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Borrower and Citigroup agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Borrower and Citigroup may be subject in such proportion as is appropriate to reflect the relative benefits received by the Borrower on the one hand and by Citigroup on the other from the offering of the Series ARS. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Borrower and Citigroup shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Borrower on the one hand and of Citigroup on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. In no case shall Citigroup be responsible for any amount in excess of the commission applicable to the Series ARS for which Citigroup has acted as Broker-Dealer. Benefits received by the Borrower shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by Citigroup shall be deemed to be equal to the commissions applicable to Series ARS for which

Citigroup has acted as Broker-Dealer. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Borrower on the one hand or Citigroup on the other, the intent of the parties and their relative knowledge, information and opportunity to correct or prevent such untrue statement or omission. The Borrower and Citigroup agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4.2, each person who controls Citigroup within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of Citigroup shall have the same rights to contribution as Citigroup, and each person who controls the Borrower within the meaning of either the Securities Act or the Exchange Act and each official, director, officer and employee of the Borrower shall have the same rights to contribution as the Borrower, subject in each case to the applicable terms and conditions of this paragraph (d).

4.3 Participant. Citigroup is, and shall remain for the term of this Agreement, a member of, or Participant in, the Securities Depository (or an affiliate of such a member or Participant).

4.4 Communications. Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with the Auctions (other than those expressly required to be in writing or other electronic communication acceptable to the parties shall be deemed to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

If to Citigroup, addressed:	CITIGROUP GLOBAL MARKETS INC.
390 Greenwich Street, 5th Floor
New York, NY 10013
Attention: Auction Rate Trading
Telephone: (212) 723-7082
Facsimile: (212) 723-8809

If to the Auction Agent, addressed:	THE BANK OF NEW YORK
101 Barclay Street, 7W
New York, New York 10286
Attention: Corporate Trust Department – Dealing and Trading Group
Telephone (212) 815-3450
Facsimile: (212) 815-3440

If to the Trustee, addressed:	UNION BANK OF CALIFORNIA, N.A.
120 S. San Pedro, 4th Floor
Los Angeles, California
Attention: Corporate Trust Department
Telephone: (213) 972-5675
Facsimile: (213) 972-5694

If to the Issuer, addressed:	MARICOPA COUNTY, ARIZONA
POLLUTION CONTROL CORPORATION
c/o Ryley Carlock & Applewhite
One North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4417
Attention: President
Telephone: (602) 440-4802
Facsimile: (602) 257-9582

If to the Borrower, addressed:	EL PASO ELECTRIC COMPANY
100 North Stanton
El Paso, Texas 79901
Attention: Treasurer
Telephone: (915) 543-5983
Facsimile: (915) 521-4779

or such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of Citigroup by a Citigroup Officer and on behalf of the Auction Agent by an Authorized Officer. Citigroup may record telephone communications with the Auction Agent.

4.5 Benefits. Nothing in this Agreement, express or implied, shall give to any person, other than the Auction Agent, Citigroup and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim under this Agreement.

4.6 Amendment; Waiver.

(a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of each of the parties hereto.

(b) Failure of either party to this Agreement to exercise any right or remedy hereunder in the event of a breach of this Agreement by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

4.7 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of Citigroup and the Auction Agent.

4.8 Severability. If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or sections hereof.

4.9 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

4.10 Disclosure.

(a) The Borrower agrees to supply to Citigroup, at the Borrower’s expense, such number of copies of the Official Statement as Citigroup shall reasonably request from time to time and, upon request of Citigroup, to amend the Official Statement so that the Official Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) The Borrower shall promptly notify Citigroup of any material adverse change in the affairs of the Borrower, financial or otherwise. If Citigroup determines (upon consultation and mutual agreement with the Borrower) that it is necessary or desirable to use a disclosure statement (other than the Official Statement), relating specifically to the Series ARS (a “Disclosure Statement”) in connection with the solicitation of orders for the Series ARS, Citigroup will notify the Borrower, and the Borrower will provide Citigroup with a Disclosure Statement reasonably satisfactory to Citigroup and its counsel. The Borrower will supply Citigroup, at the Borrower’s expense, with such number of copies of such Disclosure Statement as Citigroup requests from time to time and will, upon request of Citigroup, amend such Disclosure Statement (as well as the documents incorporated by reference therein) so that such Disclosure Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In connection with the use of any Disclosure Statement by Citigroup in its solicitation of orders for the Series ARS (other than the Official Statement), the Borrower will furnish to Citigroup such certificates, accountants’ letters and opinions of counsel as would be customary in a public offering of tax-exempt securities underwritten by Citigroup. In addition, the Borrower will, at its own expense, take all steps reasonably requested by Citigroup that Citigroup or its counsel may consider necessary or desirable to effect compliance with applicable federal or state securities laws.

4.11 Entire Agreement. This Broker-Dealer Agreement, and the other agreements and instruments executed and delivered in connection with the issuance of the Series ARS, contain the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof.

Section 5. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, without giving effect to principles of conflicts of law thereof. The parties agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby shall be brought in the United States District Court in the County of New York and, in connection with any such action or proceeding submit to the jurisdiction of, and venue in, such court. To the extent permitted by law, each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered under seal by their proper and duly authorized officer as of the date first above written.

THE BANK OF NEW YORK, as Auction Agent

By:

Title:

CITIGROUP GLOBAL MARKETS INC.,
as Broker-Dealer

By:

Title:

EL PASO ELECTRIC COMPANY, as Borrower

By:

Title:

Exhibit A

Broker-Dealer

Agreement

SETTLEMENT PROCEDURES

Capitalized terms used herein shall have the meanings given such terms in each Trust Indenture.

(a) Not later than 3:00 p.m., New York City time, on each Auction Date, the Auction Agent shall notify by telephone (or by other means acceptable to the parties) each Broker-Dealer that participated in the Auction held on such Auction Date and submitted an Order on behalf of an Existing Owner or Potential Owner of:

(i) the Auction Rate fixed for the next ARS Interest Period;

(ii) whether there were Sufficient Clearing Bids in such Auction;

(iii) if such Broker-Dealer (a “Seller’s Broker-Dealer”) submitted a Bid or a Sell Order on behalf of an Existing Owner, whether such Bid or Sell Order was accepted or rejected, in whole or in part, and the principal amount of Series ARS, if any, to be sold by such Existing Owner;

(iv) if such Broker-Dealer (a “Buyer’s Broker-Dealer”) submitted a Bid on behalf of a Potential Owner, whether such Bid was accepted or rejected, in whole or in part, and the principal amount of Series ARS, if any, to be purchased by such Potential Owner;

(v) if the aggregate principal amount of Series ARS to be sold by all Existing Owners on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate principal amount of Series ARS to be purchased by all Potential Owners on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer’s Broker-Dealers (and the name of the Participant, if any, of each such Buyer’s Broker-Dealer) acting for one or more purchasers of such excess principal amount of Series ARS and the principal amount of Series ARS to be purchased from one or more Existing Owners on whose behalf such Broker-Dealer acted by one or more Potential Owners on whose behalf each of such Buyer’s Broker-Dealers acted;

(vi) if the principal amount of Series ARS to be purchased by all Potential Owners on whose behalf such Broker-Dealer submitted a Bid exceeds the aggregate principal amount of Series ARS to be sold by all Existing Owners on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller’s Broker-Dealers (and the name of the Participant, if any, of each such Seller’s Broker-Dealer) acting for one or more sellers of such excess principal amount of

Series ARS and the principal amount of Series ARS to be sold to one or more Potential Owners on whose behalf such Broker-Dealer acted by one or more Existing Owners on whose behalf each of such Seller’s Broker-Dealers acted; and

(vii) the Auction Date for the next succeeding Auction.

(b) On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Owner or Potential Owner shall:

(i) advise each Existing Owner and Potential Owner on whose behalf such Broker-Dealer submitted a Bid or Sell Order in the Auction on such Auction Date whether such Bid or Sell Order was accepted or rejected, in whole or in part;

(ii) in the case of a Broker-Dealer that is a Buyer’s Broker-Dealer, advise each Potential Owner on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Owner’s Participant to pay to such Broker-Dealer (or its Participant) through the Securities Depository the amount necessary to purchase the principal amount of Series ARS to be purchased pursuant to such Bid against receipt of such Series ARS;

(iii) in the case of a Broker-Dealer that is a Seller’s Broker-Dealer, instruct each Existing Owner on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, or a Bid that was accepted, in whole or in part, to instruct such Existing Owner’s Participant to deliver to such Broker-Dealer (or its Participant) through the Securities Depository the principal amount of Series ARS to be sold pursuant to such Order against payment therefor;

(iv) advise each Existing Owner on whose behalf such Broker-Dealer submitted an Order and each Potential Owner on whose behalf such Broker-Dealer submitted a Bid of the Auction Rate for the next ARS Interest Period;

(v) advise each Existing Owner on whose behalf such Broker-Dealer submitted an Order of the next Auction Date; and

(vi) advise each Potential Owner on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the next Auction Date.

(c) On the basis of the information provided to it pursuant to paragraph (a) above, each Broker-Dealer that submitted a Bid or Sell Order in an Auction is required to allocate any funds received by it in connection with such Auction pursuant to paragraph (b)(ii) above, and any Series ARS received by it in connection with such Auction pursuant to paragraph (b)(iii) above among the Potential Owners, if any, on whose behalf such Broker-Dealer submitted Bids, the Existing Owners, if any on whose behalf such Broker-Dealer submitted Bids or Sell Orders in such Auction, and any Broker-Dealers identified to it by the Auction Agent following such Auction pursuant to paragraph (a)(v) or (a)(vi) above.

(d) On each Auction Date:

(i) each Potential Owner and Existing Owner with an Order in the Auction on such Auction Date shall instruct its Participant as provided in (b)(ii) or (b)(iii) above, as the case may be;

(ii) each Seller’s Broker-Dealer that is not a Participant of the Securities Depository shall instruct its Participant to (A) pay through the Securities Depository to the Participant of the Existing Owner delivering Series ARS to such Broker-Dealer following such Auction pursuant to (b)(iii) above the amount necessary to purchase such Series ARS against receipt of such Series ARS, and (B) deliver such Series ARS through the Securities Depository to a Buyer’s Broker-Dealer (or its Participant) identified to such Seller’s Broker-Dealer pursuant to (a)(v) above against payment therefor; and

(iii) each Buyer’s Broker-Dealer that is not an Participant in the Securities Depository shall instruct its Participant to (A) pay through the Securities Depository to Seller’s Broker-Dealer (or its Participant) identified following such Auction pursuant to (a)(vi) above the amount necessary to purchase the Series ARS to be purchased pursuant to (b)(ii) above against receipt of such Series ARS, and (B) deliver such Series ARS through the Securities Depository to the Participant of the purchaser thereof against payment therefor.

(e) On the Business Day following each Auction Date:

(i) each Participant for a Bidder in the Auction on such Auction Date referred to in subparagraph (d)(i) above shall instruct the Securities Depository to execute the transactions described under (b)(ii) or (b)(iii) above for such Auction, and the Securities Depository shall execute such transactions;

(ii) each Seller’s Broker-Dealer or its Participant shall instruct the Securities Depository to execute the transactions described in subparagraph (d)(ii) above for such Auction, and the Securities Depository shall execute such transactions; and

(iii) each Buyer’s Broker-Dealer or its Participant shall instruct the Securities Depository to execute the transactions described in subparagraph (d)(iii) above for such Auction, and the Securities Depository shall execute such transactions.

(f) If an Existing Owner selling Series ARS in an Auction fails to deliver such Series ARS (by authorized book-entry), a Broker-Dealer may deliver to the Potential Owner on behalf of which it submitted a Bid that was accepted a principal amount of Series ARS that is less than the principal amount of Series ARS that otherwise was to be purchased by such Potential Owner. In such event, the principal amount of Series ARS to be so delivered shall be determined solely by such Broker-Dealer. Delivery of such lesser principal amount of Series ARS shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (f), any delivery or nondelivery of Series ARS which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or nondelivery in accordance with the provisions of the Auction Agent Agreement and the Broker-Dealer Agreement.

Exhibit B

Broker-Dealer

Agreement

NOTICE OF TRANSFER

(To be used only for transfers made other than pursuant to an Auction)

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series B

(El Paso Electric Company Palo Verde Project)

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series C

(El Paso Electric Company Palo Verde Project)

We are (check one)

☐	the Existing Owner named below; or

☐	the Broker-Dealer for such Existing Owner; or

☐	the Participant for such Existing Owner.

We hereby notify you that such Existing Owner has transferred $             (must be in units

of $25,000) of Series ARS to ____________________________.

(Name of Existing Owner)

(Name of Broker-Dealer)

(Name of Participant)

By:
Name:
Title:

B-1

Exhibit C

Broker-Dealer

Agreement

NOTICE OF FAILURE TO DELIVER

(To be used only for failure to deliver Series ARS sold pursuant to an Auction)

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series B

(El Paso Electric Company Palo Verde Project)

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series C

(El Paso Electric Company Palo Verde Project)

We are (check one)

☐	a Broker-Dealer for (the “Purchaser”), which purchased $ (must be in units of $25,000) of the Series ARS in the Auction held on from the sale of such Series ARS.

☐	a Broker-Dealer for (the “Seller”), which sold $ (must be in units of $25,000) of the Series ARS in the Auction held on .

We hereby notify you that (check one)

☐	the Seller failed to deliver such Series ARS to the Purchaser.

☐	the Purchaser failed to make payment to the Seller upon delivery of such Series ARS.

(Name of Broker-Dealer)

By:
Name:
Title:

C-1

Exhibit D

Broker-Dealer

Agreement

FORM OF SUBMISSION PROCESSING REPRESENTATION

(To accompany Orders submitted after the Submission Deadline and prior to the Submission Processing Deadline)

$63,500,000

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series B

(El Paso Electric Company Palo Verde Project)

Auction Rate Securities

and

$37,100,000

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series C

(El Paso Electric Company Palo Verde Project)

Auction Rate Securities

SUBMISSION PROCESSING REPRESENTATION

Attention:

The undersigned Broker-Dealer hereby represents that the Order submitted herewith was (i) received from an Existing Owner or Potential Owner prior to the Submission Deadline or (ii) initiated internally by the Broker-Dealer for its own account prior to the Submission Deadline.

(Name of Broker-Dealer submitting this representation)

By:
Printed Name:
Title:

D-1